Exhibit 23.1

Consent of Independent Accountants
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The Board of Directors
Protocol Systems, Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 33-94912, 33-53992,33-66272, 33-74384, 33-81104, 333-17703 and
333-17705) on Form S-8 of Protocol Systems, Inc. of our reports dated January 23, 1998, relating to the consolidated balance sheets of Protocol Systems, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related financial statement schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of Protocol Systems, Inc.


/s/ KPMG Peat Marwick LLP

March 26, 1998